Exhibit 16

April 8, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of the Form 8-K dated April 8, 2008, regarding the audit of the McCormick 401(k) Retirement Plan,  the Zatarain’s Partnership L.P. 401(k) Savings Plan, and the Mojave Foods Corporation 401(k) Retirement Plan and are in agreement with the statements contained in the third paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP